Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of April 6, 2004 between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and Paul B. Ingrey (the “Executive”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.  Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Subsidiaries; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (f) the Executive’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; or (g)  the material breach by the Executive of any of the covenants contained in this Agreement.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business.  It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

“Date of Termination” has the meaning set forth in Section 5.03.

“Employment Period” has the meaning set forth in Section 2.01.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.02.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.  Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE 2

EMPLOYMENT

SECTION 2.01.  Employment.  The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 5.01.  The period beginning on the date hereof and ending as provided in Section 5.01 is referred to herein as the “Employment Period.”

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01.  Position and Duties.  The Executive shall serve as Vice Chairman of the Company and senior advisor to the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company.  As part of such engagement, the Executive shall not be required to be involved in any aspect of the operation or day-to-day management of the Company.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01.  Base Salary.  During the Employment Period, the Executive’s base salary (the “Base Salary”) will be paid at the rate of (a) $750,000 per annum from the date hereof through October 23, 2004 and (b) $250,000 per annum from October 24, 2004 through the remainder of the Employment Period.  The Base Salary will be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance.  The Executive acknowledges that, as an officer of the Company, he will not be entitled to any additional compensation for his service as a member of the Board of Directors of the Company.

SECTION 4.02.  Benefits.  In addition to the Base Salary, the Executive shall be entitled to benefits under any plan or arrangement available generally for senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents.

SECTION 4.03.  Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him (including first class airfare) in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, (“Reimbursable

Expenses”), subject to the Company’ requirements with respect to reporting and documentation of expenses.  In addition, upon the Executive’s reasonable request, any private aircraft owned or leased by the Company or its Subsidiaries from time to time (if any) shall be made available to him at the Company’s expense for travel between Bermuda and the Executive’s private residence.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01.  Term.  The Employment Period will terminate on October 24, 2007 unless terminated earlier (a) by either party at October 24, 2005 or October 24, 2006 by providing at least 60 days’ prior written notice to the other party, (b) upon the Executive’s death or Permanent Disability, or (c) by the Company for Cause.  In addition, this Agreement will be automatically extended on the same terms and conditions for successive one year periods following such original term until either the Company or the Executive, at least sixty (60) days prior to the expiration of the original term or any extended term, shall give written notice of their intention not to renew the Agreement.

SECTION 5.02.  Notice of Termination.  Any termination by the Company for Permanent Disability or Cause shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.03.  Date of Termination.  “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated pursuant to Section 5.01(a), the date specified in the Notice of Termination, and (c) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01.  Nondisclosure and Nonuse of Confidential Information.  The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement.  Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01.  Ownership of Intellectual Property.  In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company.  Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein.  The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERLALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01.  Delivery of Materials upon Termination of Employment.  As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01.  Noncompetition.  The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, their Subsidiaries and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company.  In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending two (2) years after the Date of Termination (if such termination is for Cause or as a result of the Executive’s resignation or leaving employment not for Good Reason) (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses.  Notwithstanding the foregoing, the Noncompetition Period shall be twelve (12) months following the Date of Termination if such termination is by the Company without Cause, by the Executive for Good Reason or due to the Executive giving written notice pursuant to Section 5.01 of his intention not to extend the Employment Period; provided however, that in such circumstances, the Noncompetition Period may be extended up to a period of eighteen (18) months following the Date of Termination by the Company if it elects in writing to pay the Executive his Base Salary for the additional six (6) month period, such amount to be payable in monthly installments over the additional six (6) month period.  It shall not be considered a violation of this Section 9.01 for the Executive (i) to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation, or (ii) to serve as a nonemployee director of Fairfax Financial Holdings or its subsidiary Odyssey Reinsurance.

SECTION 9.02.  Nonsolicitation.  The Executive hereby agrees that (a) during the Employment Period and for a period of two (2) years after the Date of Termination (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Subsidiaries at any time during such Nonsolicitation Period or within the six-month period prior thereto and (b)

during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

SECTION 9.03.  Enforcement.  If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Section 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01.  Equitable Relief.  The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company for which they would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

EXECUTIVE REPRESENTATIONS

SECTION 11.01.  Executive Representations.  The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01.  Remedies.  The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company have been granted at any time under any other agreement or contact and all of the rights which the Company have under any law.  The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02.  Consent to Amendments.  The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive.  No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 12.03.  Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 12.04.  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 12.05.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.06.  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.07.  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Arch Capital Group Ltd.
45 Reid Street
Hamilton HM 12
Bermuda

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08.  Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.09.  No Third Party Beneficiary.  This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 12.10.  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof, including the Agreement, dated as of October 23, 2001, among the Executive, the Company and Arch Reinsurance Ltd.  This Agreement shall serve as a written statement of employment for purposes of Section 6 of the Bermuda Employment Act 2000.

SECTION 12.11.  Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 12.12.  Survival.  Sections 6.01, 7.01, 8.01 and Articles 9 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 12.13.  GOVERNING LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF BERMUDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Printed Name:	Constantine Iordanou
Title:	President and Chief Executive Officer

/s/ Paul B. Ingrey
Paul B. Ingrey